Exhibit 99.1

Airgas, Inc.
259 N. Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283
www.airgas.com
News Release
Investor and Media Contact:
Jay Worley (610) 902-6206
jay.worley@airgas.com
For release: Immediately
Airgas Announces Sudden Passing of Director and Audit Committee Chairman
RADNOR, PA – June 30, 2008 – Airgas, Inc. (NYSE:ARG) regretfully announces the sudden passing of Director and Audit Committee Chairman William O. Albertini on June 28, 2008. Mr. Albertini had been a member of the Airgas Board of Directors since 2003.
“Bill was an outstanding individual, and his contributions to our Board and Audit Committee will be genuinely missed,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “The Airgas family extends sincere condolences to Bill’s wife, Kate, and the rest of their family and friends. We recognize his distinguished career with honor and warm memories.”
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.